UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Jackman, Brian J.

   c/o TELLABS OPERATIONS, INC.
          4951 Indiana Avenue
   Lisle, IL  60532
   USA
2. Issuer Name and Ticker or Trading Symbol
   Tellabs, Inc.
   (TLAB)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   January 1, 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President, Tellabs Operations, Inc. (Subsidiary of Issuer)
7. Individual or Joint/Group Reporting (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |(1)   |A   |27.941            |A  |(1)        |357                |I     |(1)                        |
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Common Stock                 |      |    |                  |   |           |190                |I(2)  |By Daughter                |
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Common Stock                 |      |    |                  |   |           |39,405             |D     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Employee Stock Options (|$34.2500|10/8/|A   |20,000     |A  |(3)  |10/8/|Common Stock|20,000 |       |480,000     |D  |            |
Rights to Buy)          |        |98   |    |           |   |     |08   |            |       |       |            |   |            |
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Explanation of Responses:
(1) These shares are held for the benefit of the reporting person in the Tellabs Advantage Plan. 27.941 shares were acquired at prices ranging from $33.50 to $89.00. The information reported herein is based on a plan statement as of December 31,
1998.
(2) Reporting person disclaims beneficial ownership of all securities held by his daughter and this report should not be deemed as an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other
purpose.
(3) These options become exercisable in cumulative annual installments of 25% on each of the 1st, 2nd, 3rd and
4th anniversaries of the grant
date.
SIGNATURE OF REPORTING PERSON
/s/ Brian J. Jackman
DATE
February 15, 1999